PREPARED BY:

Shannon B. Gray, Esq.
Carlton Fields, P.A.
Corporate Center Three at International Plaza
4221 W. Boy Scout Boulevard
Tampa, Florida 33607

AFTER RECORDATION RETURN TO:

Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, Illinois 60661-3693
Attention:  Mark C. Simon, Esq.
Tax Parcel ID Numbers: 110967-0010, 110967-0040, and 110967-0090

(space above reserved for recorder’s use)

ASSIGNMENT OF LEASES AND RENTS

MADE BY

TAMPA WESTSHORE ASSOCIATES LIMITED PARTNERSHIP

c/o The Taubman Company LLC

200 East Long Lake Road,

Suite 300

Bloomfield Hills, Michigan 48304

AS ASSIGNOR,

IN FAVOR OF

EUROHYPO AG, NEW YORK BRANCH
1114 Avenue of the Americas
29th Floor
New York, New York 10036
Agent,

AS ASSIGNEE

DATED:  AS OF JANUARY 8, 2008

ASSIGNMENT OF LEASES AND RENTS

THIS ASSIGNMENT OF LEASES AND RENTS (this “Assignment”) made as of the 8th day of January, 2008, is by TAMPA WESTSHORE ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership (“Assignor”), in favor of EUROHYPO AG, NEW YORK BRANCH, (“Assignee”) individually and as Agent for the other lenders who are from time to time party to the Loan Agreement described below (collectively, “Lender”).

RECITALS

A.           On or about the date hereof, Assignor and Lender entered into that certain Loan Agreement (“Loan Agreement”), whereby Lender agreed to make a secured loan (the “Loan”) available to Assignor, in the maximum aggregate principal amount at any time outstanding not to exceed the sum of Three Hundred Twenty-Five Million and 00/100 Dollars ($325,000,000.00), to refinance the existing indebtedness encumbering the Property (as defined below) and for other purposes as set forth in the Loan Agreement.  Assignee is the “Agent” for the Lender under the Loan Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

B.           In connection with the Loan, Borrower has executed and delivered to each Bank a Note in favor of such Bank of even date herewith (each individually, the “Note” or collectively, the “Notes”) and in the aggregate principal amount of Three Hundred Twenty-Five Million and 00/l00 Dollars ($325,000,000.00) payment of which is secured by: (i) an Amended and Restated Leasehold Mortgage, Security Agreement and Financing Statement (“Mortgage”) of even date herewith and recorded contemporaneously herewith covering the Assignor’s interest in property described in Exhibit A, attached hereto and made a part hereof (the “Property”), and (ii) the other Loan Documents.

C.           Assignor is desirous of further securing to Assignee the performance of the terms, covenants and agreements hereof and of the Notes, the Mortgage and the Loan Documents.

AGREEMENTS

NOW, THEREFORE, in consideration of the making of the loan evidenced by the Note by Assignee to Assignor and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby, subject to the terms hereof, irrevocably, absolutely and unconditionally transfer, sell, assign, pledge and convey to Assignee its successors and assigns, AS ADDITIONAL SECURITY, all of the right, title and interest of Assignor in and to:

(a)           any and all leases, subleases, licenses, rental agreements and occupancy agreements of whatever form now or hereafter affecting all or any part of the Property and any and all guarantees, extensions, renewals, replacements and modifications thereof (collectively, the “Leases”); and

(b)           all deposits (whether for security or otherwise), rents, issues, profits, revenues, royalties, accounts, rights, benefits and income of every nature of and from the Property, including, without limitation, minimum rents, additional rents, termination payments, forfeited security deposits, liquidated damages following default and all proceeds payable under any policy of insurance covering loss of rents resulting from untenantability due to destruction or damage to the Property, together with the immediate and continuing right to collect and receive the same, subject to the terms hereof, whether now due or hereafter becoming due, and together with all rights and claims of any kind that Assignor may have against any tenant, lessee or licensee under the Leases or against any other occupant of the Property (collectively, the “Rents”).

FOR THE PURPOSES OF SECURING the Loan and the repayment thereof and the performance of the terms, covenants and agreements hereof and of the Notes, the Mortgage and the other Loan Documents.

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns.

IT IS AGREED that, notwithstanding that this instrument is a present, absolute and executed assignment of the Rents and of the Leases and a present, absolute and executed grant of the powers herein granted to Assignee, Assignor is hereby permitted, and is hereby granted a license by Assignee, to retain possession of the Leases and to collect and retain the Rents unless and until there shall be an “Event of Default” (as defined herein) under the terms of this Assignment or any of the other Loan Documents. Upon an Event of Default, to the full extent permitted by law, the aforementioned license granted to Assignor shall automatically terminate without notice to Assignor, and Assignee may thereafter, without taking possession of the Property, take possession of the Leases and collect the Rents. Further, from and after such termination, Assignor shall be the agent of Assignee in collection of the Rents, and any Rents so collected by Assignor shall be held in trust by Assignor for the sole and exclusive benefit of Assignee and Assignor shall, within one (1) business day after receipt of any Rents, pay the same to Assignee to be applied by Assignee as hereinafter set forth. Furthermore, from and after such Event of Default and termination of the aforementioned license, to the full extent permitted by law, Assignee shall have the right and authority, without any notice whatsoever to Assignor and without regard to the adequacy of the security therefor, to: (a) make application to a court of competent jurisdiction for appointment of a receiver for all or any part of the Property, as particularly set forth in the Mortgage; (b) manage and operate the Property, with full power to employ agents to manage the same; (c) demand, collect, receive and sue for the Rents, including those past due and unpaid; and (d) do all acts relating to such management of the Property, including, but not limited to, negotiation of new Leases, making adjustments of existing Leases, contracting and paying for repairs and replacements to the Improvements and to the fixtures, equipment and personal property located in the Improvements or used in any way in the operation, use and occupancy of the Property as in the reasonable judgment and discretion of Assignee may be necessary to maintain the same in a tenantable condition, purchasing and paying for such additional furniture and equipment as in the reasonable judgment of Assignee may be necessary to maintain a proper rental income from the Property, employing necessary managers and other employees, purchasing fuel, providing utilities and paying for all other expenses incurred in the operation of the Property, maintaining adequate insurance coverage over hazards customarily insured against and paying the premiums therefor.  To the full extent permitted by law, Assignee shall apply the Rents received by Assignor from the Property, after deducting the costs of collection thereof, including, without limitation, reasonable attorneys’ fees and a management fee for any management agent so employed, against amounts expended for repairs, upkeep, maintenance, service, fuel, utilities, taxes, assessments, insurance premiums and such other expenses as Assignee incurs in connection with the operation of the Property and against interest, principal, required escrow deposits and other sums which have or which may become due, from time to time, under the terms of the Loan Documents, in such order or priority as to any of the items so mentioned as Assignee, in its sole subjective discretion, may determine. The exercise by Assignee of the rights granted Assignee in this paragraph, and the collection of, the Rents and the application thereof as herein provided, shall not be considered a waiver by Assignee of any Event of Default under the Loan Documents or prevent foreclosure of any liens on the Property nor shall such exercise make Assignee liable under any of the Leases (other than any liability created solely by the gross negligence or willful misconduct of Assignee in exercising its rights hereunder), Assignee hereby expressly reserving all of its rights and privileges under the Mortgage and the other Loan Documents as fully as though this Assignment had not been entered into.

Without limiting the rights granted hereinabove, in the event Assignor shall fail to make any payment or to perform any act required under the terms hereof and such failure shall not be cured within any applicable grace or cure period, then, to the full extent permitted by law, Assignee may, but shall not be obligated to, without prior notice to or demand on Assignor, and without releasing Assignor from any obligation hereof, make or perform the same in such manner and to such extent as Assignee may deem necessary to protect the security hereof, including specifically, without limitation, appearing in and defending any action or proceeding purporting to affect the security hereof or the rights or powers of Assignee, performing or discharging any obligation, covenant or agreement of Assignor under any of the Leases, and, in exercising any of such powers, paying all necessary costs and expenses, employing counsel and incurring and paying reasonable attorneys’ and paralegal’s fees. Any sum advanced or paid by Assignee for any such purpose, including, without limitation, reasonable attorneys’ and paralegal’s fees, together with interest thereon at the Default Rate from the date paid or advanced by Assignee until repaid by Assignor, shall immediately be due and payable to Assignee by Assignor on demand and shall be secured by the Mortgage and by all of the other Loan Documents securing all or any part of the indebtedness evidenced by the Note.

IT IS FURTHER AGREED that this Assignment is made upon the following terms, covenants and conditions:

1.  This Assignment shall not operate to place responsibility for the control, care, management or repair of the Property upon Assignee, nor for the performance of any of the terms and conditions of any of the Leases, nor shall it operate to make Assignee responsible or liable for any waste committed on the Property by the tenants or any other party or for any dangerous or defective condition of the Property or for any negligence in the management, upkeep, repair or control of the Property, unless caused solely by the gross negligence or willful misconduct of Assignee in the exercise of its rights hereunder. Assignee shall not be liable for any loss sustained by Assignor resulting from Assignee’s failure to let the Property or from any other act or omission of Assignee in managing the Property. Assignor shall and does hereby indemnify and hold Assignee harmless from and against any and all liability, loss, claim, demand or damage which may or might be incurred by reason of this Assignment, including, without limitation, claims or demands for security deposits from tenants of space in the Improvements deposited with Assignor, and from and against any and all claims and demands whatsoever which may be asserted against Assignee by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants or agreements contained in any of the Leases. Should Assignee incur any liability by reason of this Assignment or in defense of any claim or demand for loss or damage as provided above, the amount thereof, including, without limitation, costs, expenses and reasonable attorneys’ fees, together with interest thereof at the Default Rate from the date paid or incurred by Assignee until repaid by Assignor, shall be immediately due and payable to Assignee by Assignor upon demand and shall be secured by the Mortgage and by all of the other Loan Documents securing all or any part of the indebtedness evidenced by the Note.

2.  This Assignment shall not be construed as making Assignee a mortgagee in possession.

3.  Assignee is obligated to account to Assignor only for such Rents as are actually collected or received by Assignee.

4.  Assignor hereby further presently and absolutely assigns to Assignee subject to the terms and provisions of this Assignment: (a) any award or other payment which Assignor may hereafter become entitled to receive with respect to any of the Leases as a result of or pursuant to any bankruptcy, insolvency or reorganization or similar proceedings involving the tenants under such Leases; and (b) any and all payments made by or on behalf of any tenant of any part of the Property in lieu of Rent.  To the full extent permitted by law, Assignor hereby irrevocably appoints Assignee as its attorney-in-fact to, from and after the occurrence of an Event of Default by Assignor hereunder or under any of the other Loan Documents which has not been cured within any applicable grace or cure period, appear in any such proceeding and to collect any such award or payment, which power of attorney is coupled with an interest by virtue of this Assignment and is irrevocable so long as any sums are outstanding under the loan evidenced by the Note.

5.  Assignor represents, warrants and covenants to and for the benefit of Assignee: (a) that Assignor now is (or with respect to any Leases not yet in existence, will be immediately upon the execution thereof) the absolute owner of the landlord’s interest in the Leases, with full right and title to assign the same and the Rents due or to become due thereunder; (b) that, other than this Assignment and those assignments, if any, specifically permitted in the Mortgage, there are no outstanding assignments of the Leases or Rents; (c) that no Rents have been prepaid by more than one (1) month prior to the accrual thereof; (d) that there are no material defaults now existing under any of the Leases by the landlord or, to Assignor’s actual knowledge, by any tenant, and there exists no state of facts which, with the giving of notice or lapse of time or both, would constitute an event of default under any of the Leases by the landlord or, to Assignor’s actual knowledge, by any tenant, except as disclosed in writing to Assignee; (e) that Assignor has and shall duly and punctually observe and perform all material covenants, conditions and agreements in the Leases on the part of the landlord to be observed and performed thereunder and (f) the Leases are in full force and effect and are the valid and binding obligations of Assignor, and, to the knowledge of Assignor, are the valid and binding obligations of the tenants thereto.

6.  Assignor covenants and agrees that Assignor shall, at its sole cost and expense, appear in and defend any action or proceeding arising under, growing out of, or in any manner connected with the Leases or the obligations, duties or liabilities of the landlord or tenant thereunder, and shall pay on demand all costs and expenses, including, without limitation, attorneys’ fees which Assignee may incur in connection with Assignee’s appearance, voluntary or otherwise, in any such action or proceeding, together with interest thereon at the Default Interest Rate from the date incurred by Assignee until repaid by Assignor.

7.  At any time, Assignee may, at its option, notify any tenants or other parties of the existence of this Assignment. Assignor does hereby specifically authorize, instruct and direct each and every present and future tenant, lessee and licensee of the whole or any part of the Property to pay all unpaid and future Rents to Assignee upon receipt of demand from Assignee to so pay the same and Assignor hereby agrees that each such present and future tenant, lessee and licensee may rely upon such written demand from Assignee to so pay said Rents without any inquiry into whether there exists an Event of Default hereunder or under the other Loan Documents or whether Assignee is otherwise entitled to said Rents. Assignor hereby waives any right, claim or demand which Assignor may now or hereafter have against any present or future tenant, lessee or licensee by reason of such payment of Rents to Assignee, and any such payment shall discharge such tenant’s, lessee’s or licensee’s obligation to make such payment to Assignor.

8.  Assignee may take or release any security for the indebtedness evidenced by the Notes, may release any party primarily or secondarily liable for the indebtedness evidenced by the Notes, may grant extensions, renewals or indulgences with respect to the indebtedness evidenced by the Notes and may apply any other security therefor held by it to the satisfaction of any indebtedness evidenced by the Notes without prejudice to any of its rights hereunder.

9.  The acceptance of this Assignment and the collection of the Rents in the event Assignor’s license is terminated, as referred to above, shall be without prejudice to Assignee. The rights of Assignee hereunder are cumulative and concurrent, may be pursued separately, successively or together and may be exercised as often as occasion therefor shall arise, it being agreed by Assignor that the exercise of any one or more of the rights provided for herein shall not be construed as a waiver of any of the other rights or remedies of Assignee, at law or in equity or otherwise, so long as any obligation under the Loan Documents remains unsatisfied.

10.  All rights of Assignee and Lender hereunder shall inure to the benefit of their respective successors and assigns; and all obligations of Assignor shall bind its successors and assigns and any subsequent owner of the Property. All rights of Assignee in, to and under this Assignment shall pass to and may be exercised by any assignee of such rights of Assignee. Assignor hereby agrees that if Assignee gives notice to Assignor of an assignment of said rights, upon such notice the liability of Assignor to the assignee of the Assignee shall be immediate and absolute. Assignor will not set up any claim against Assignee, any Bank, or any intervening assignee as a defense, counterclaim (other than compulsory counterclaims) or setoff to any action brought by Assignee or any intervening assignee for any amounts due hereunder or for possession of or the exercise of rights with respect to the Leases or the Rents.

11.  It shall be an “Event of Default” hereunder (a) if any representation or warranty made herein by Assignor shall be proven to have been false or misleading in any material respect at the time made (unless such breach is reasonably susceptible of cure and such breach is cured within the applicable notice and cure period provided in the Loan Agreement), (b) upon any failure by Assignor in the performance or observance of any other covenant or condition hereof and, to the extent such failure described in this subsection (b) is susceptible of being cured, the continuance of such failure for thirty (30) days after written notice thereof from Assignee to Assignor; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with reasonable diligence within said period of time, and if Assignor commences to cure such default promptly after receipt of notice thereof from Assignee, and thereafter prosecutes the curing of such default with reasonable diligence, such period of time shall be extended for such period of time as may be necessary to cure such default with reasonable diligence, but not to exceed an additional ninety (90) days, or (c) if an “Event of Default” as defined in the Loan Agreement, occurs. Any such default not so cured shall be a default (or, if applicable, an “Event of Default”) under each of the other Loan Documents, entitling Assignee to exercise any or all rights and remedies available to Assignee under the terms hereof or of any or all of the other Loan Documents, and any Event of Default under the other Loan Documents, or any default under any other Loan Document which is not cured within any applicable grace or cure period, shall be deemed an Event of Default hereunder subject to no grace or cure period, entitling Assignee to exercise any or all rights provided for herein.

12.  Failure by Assignee to exercise any right which it may have hereunder shall not be deemed a waiver thereof unless so agreed in writing by Assignee, and the waiver by Assignee of any default hereunder shall not constitute a continuing waiver or a waiver of any other default or of the same default on any future occasion. No collection by Assignee of any Rents pursuant to this Assignment shall constitute or result in a waiver of any default then existing hereunder or under any of the other Loan Documents.

13.  If any provision under this Assignment or the application thereof to any entity, person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Assignment and the application of the provisions hereof to other entities, persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

14.  This Assignment may not be amended, modified or otherwise changed except by a written instrument duly executed by Assignor and Assignee.

15.  Subject to the terms hereof, this Assignment shall be in full force and effect continuously from the date hereof to and until the payment, discharge, and performance of any and all indebtedness and obligations evidenced by the Note or secured or guaranteed by any of the Loan Documents, and the release of the Mortgage shall, for all purposes, automatically terminate this Assignment and render this Assignment null and void and of no effect whatsoever. If requested in writing by Assignor, upon termination of this Assignment, Assignee shall (i) execute and deliver to Assignor such instrument or instruments effective to evidence the termination of this Assignment and the reassignment to Assignor of the rights, powers and authorities granted herein as may be reasonably requested by Assignor, and (ii) deliver to Assignor any monies held by Assignee for the benefit of Assignor and not applied to the indebtedness secured hereby in accordance with the terms of the Loan Documents.

16.  In case of a conflict between any provision of this Assignment and any provision of the other Loan Documents, the provision selected by Assignee in its sole subjective discretion shall prevail and be controlling.

17.  All notices, demands, requests or other communications to be sent by one party to the other hereunder or required by law shall be given and become effective as provided in the Loan Agreement.

18.  THIS ASSIGNMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

19.  This Assignment may be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument, for the same effect as if all parties hereto had signed the same signature page. Any signature page of this Assignment may be detached from any counterpart of this Assignment without impairing the legal effect of any signatures thereon and may be attached to another counterpart of this Assignment identical in form hereto but having attached to it one or more additional signature pages.

20.  In addition to, but not in lieu of, any other rights hereunder, Assignee shall have the right to institute suit and obtain a protective or mandatory injunction against Assignor to prevent a breach or default, or to reinforce the observance, of the agreements, covenants, terms and conditions contained herein, as well as the right to damages occasioned by any breach or default by Assignor.

21.  This Assignment shall continue and remain in full force and effect during any period of foreclosure with respect to the Property.

22.  Assignor hereby covenants and agrees that Assignee and Lender shall be entitled to all of the rights, remedies and benefits available by statute, at law, in equity or as a matter of practice for the enforcement and perfection of the intents and purposes hereof. Assignee shall, as a matter of absolute right, be entitled, upon application to a court of applicable jurisdiction, and without notice to Assignor, to the appointment of a receiver to obtain and secure the rights of Assignee hereunder and the benefits intended to be provided to Assignee and Lender hereunder.

23.  The provisions of Section 25.1 of the Loan Agreement are hereby incorporated herein by reference to the same extent and effect as if fully set forth herein.

[No further text on this page]

IN WITNESS WHEREOF, Assignor has executed this Assignment under seal as of the day and year first above written.

WITNESSES: /s/ Michelle R. Puricelli Print Name Michelle R. Puricelli /s/ Richard A. Mathews Print Name Richard A. Mathews	TAMPA WESTSHORE ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership By: T-I REIT, Inc., a Delaware corporation, its general partner By: /s/ Steven Eder Name: Steven Eder Title: Treasurer

STATE OF Illinois	)
) SS:
COUNTY OF Cook	)

The foregoing instrument was acknowledged before me this 3rd day of January, 2008, by Steven Eder, the Treasurer of T-I REIT, Inc., a Delaware corporation, the general partner of TAMPA WESTSHORE ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership.  He is personally known to me or has produced a State of _________________ driver’s license as identification.
Sign Name: /s/ Lisa Strauss Notary Public: Print Name: Lisa Strauss Serial No. (if any):
[NOTARIAL SEAL] My Commission Expires: 7/18/10

EXHIBIT A

LEGAL DESCRIPTION

Parcel 1

A portion of the Northwest one-quarter (NW1/4) of Section 16, Township 29 South, Range 18 East, and the Northeast one-quarter (NE1/4 ) of Section 17, Township 29 South, Range 18 East, Hillsborough County Florida, lying within and without the Plats of West Shore Estates as described in Plat Book 17, Page 43, and West Shore Estates Replat as described in Plat Book 31, Page 44 of the Public Records of Hillsborough County, Florida, being more particularly described as follows:

Commence at the Northwest corner of said Section 16; thence along the Westerly boundary of said Section 16, South 00 degrees 20 minutes 48 seconds West, for 50.00 feet to a point of intersection with the former South right-of-way line of vacated Columbus Drive and the point of beginning; thence along the former South right-of-way line of vacated Columbus Drive South 89 degrees 28 minutes 10 seconds East, for 468.92 feet to a point of curvature, of a tangent curve concave to the Southeast; thence Southwesterly along the arc of said curve, to the left having a central angle of 45 degrees 57 minutes 10 seconds and a radius of 360.00 feet for an arc distance of 288.73 feet to a point of tangency; thence South 44 degrees 34 minutes 40 seconds West, a distance of 53.48 feet to a point of curvature of tangent curve concave to the East; thence Southerly along the arc of said curve to the left having a central angle of 80 degrees 37 minutes 52 seconds and a radius of 30.00 feet for an arc distance of 42.22 feet to a point of reverse curvature of a tangent curve concave to the Southwest; thence Southeasterly along the arc of said curve to the right having a central angle of 36 degrees 24 minutes 56 seconds and a radius of 400.00 feet for an arc distance of 254.23 feet to a point of tangency; thence South 00 degrees 21 minutes 44 seconds West, a distance of 299.85 feet to a point of curvature of a tangent curve concave to the Northeast; thence Southeasterly along the arc of said curve to the left, having a central angle of 90 degrees 00 minutes 00 seconds and a radius of 30.00 feet for an arc distance of 47.12 feet to a point of tangency; thence South 89 degrees 38 minutes 16 seconds East, a distance of 5.47 feet to a point of curvature of a tangent curve concave to the Southwest; thence Southeasterly along the arc of said curve to the right, having a central angle of 39 degrees 09 minutes 41 seconds and a radius of 554.00 feet for an arc distance of 378.66 feet to a point of tangency; thence South 50 degrees 28 minutes 34 seconds East, a distance of 165.11 feet; thence South 39 degrees 31 minutes 26 seconds West, a distance of 108.00 feet; thence North 50 degrees 28 minutes 34 seconds West, a distance of 165.11 feet to a point of curvature of a tangent curve concave to the Southwest; thence Northwesterly along the arc of said curve to the left, having a central angle of 39 degrees 09 minutes 41 seconds and a radius of 446.00 feet for an arc distance of 304.84 feet to a point of tangency; thence North 89 degrees 38 minutes 16 seconds West, a distance of 5.47 feet to a point of curvature of a tangent curve concave to the Southeast; thence Southwesterly along the arc of said curve to the left, having a central angle of 90 degrees 00 minutes 00 seconds and a radius of 30.00 feet for an arc distance of 47.12 feet to a point of tangency; thence South 00 degrees 21 minutes 44 seconds West, a distance of 60.95 feet to a point of curvature of a tangent curve to the Northwest; thence Southwesterly along the arc of said curve to the right, having a central angle of 39 degrees 09 minutes 42 seconds and a radius of 411.00 feet for an arc distance of 280.92 feet to a point of tangency; thence South 39 degrees 31 minutes 26 seconds West, a distance of 227.59 feet; thence South 48 degrees 58 minutes 48 seconds East, a distance of 324.62 feet; thence South 39 degrees 31 minutes 26 seconds West for 203.34 feet to the point of curvature of a curve concave to the Northwest; thence continue Southwesterly along the arc of said curve to the right, having a central angle of 51 degrees 42 minutes 45 seconds and a radius of 1809.86 feet for an arc distance of 1633.50 feet to a point of tangency; thence North 88 degrees 45 minutes 50 seconds West, a distance of 287.74 feet; thence North 01 degrees 46 minutes 20 seconds East, a distance of 489.36 feet to a point on the arc of a non-tangent curve concave to the Northeast, a radial line of said  curve through said point having a bearing of South 07 degrees 02 minutes 22 seconds West; thence Northwesterly along the arc of said curve to the right, having a central angle of 28 degrees 19 minutes 41 seconds and a radius of 630.00 feet for an arc distance of 311.48 feet to a point on the arc of a non-tangent curve concave to the Southeast, a radial line of said curve through said point having a bearing of North 59 degrees 24 minutes 25 seconds West; thence Southwesterly along the arc of said curve to the left, having a central angle of 28 degrees 49 minutes 15 seconds and a radius of 446.00 feet for an arc distance of 224.35 feet to point on a non-tangent line; thence North 88 degrees 13 minutes 40 seconds West along the radial extension of the last described curve a distance of 14.00 feet to a point on the former East right-of-way line of vacated Westshore Boulevard; thence along the former right-of-way line the following 7 courses; North 01 degrees 46 minutes 20 seconds East, for 171.56 feet to the point of curvature of a curve concave to the West; thence Northwesterly along the arc of said curve to the left having a central angle of 01 degrees 18 minutes 00 seconds and a radius of 22,958.32 feet for an arc distance of 520.91 feet to a point of tangency; thence North 00 degrees 28 minutes 20 seconds East, for 83.85 feet; thence South 89 degrees 31 minutes 40 seconds East, for 24.68 feet; thence North 00 degrees 26 minutes 16 seconds East 116.50 feet; thence North 89 degrees 31 minutes 40 seconds West, for 24.61 feet; thence North 00 degrees 28 minutes 20 seconds East for 1,170.64 feet to a point of intersection with the former South right-of-way line of said vacated Columbus Drive; thence along the former right-of-way line of vacated Columbus Drive South 88 degrees 48 minutes 30 seconds East, for 1925.86 feet to a point of intersection with the Easterly boundary of said Section 17, said point being the point of beginning.

PARCEL E

A portion of the Northeast 1/4 of SECTION 17, TOWNSHIP 29 SOUTH, RANGE 18 EAST, Hillsborough County, Florida, lying within the Plat of WEST SHORE ESTATES as described and recorded in Plat Book 17, Page 43 of the Public Records of Hillsborough County, Florida, being more particularly described as follows:

Commence at the Northwest corner of Section 16, Township 29 South, Range 18 East; thence along the Westerly boundary of said Section 16, South 00°20'48" West, for 50.00 feet to a point of intersection with the former South right-of-way line of vacated Columbus Drive; thence along the former South right-of-way line of vacated Columbus Drive South 89°28'10" East 1582.37 feet; thence along the South right-of-way line of Columbus Drive the following 2 courses: thence South 00°31'50" West, for 6.06 feet to a point on a curve concave to the Southwest; thence Easterly along the arc of said curve, having a radius of 536.59 feet, a central angle of 21°27'53", an arc length of 201.02 feet and a chord bearing South 78°44'13" East for 199.85 feet to a point of intersection with the Northwesterly right-of-way line of Boy Scout Boulevard, said point being on a curve concave to the Southeast; thence along said right-of-way line the following 5 courses; thence Southwesterly along the arc of said curve having a radius of  2009.86 feet, central angle of 25°40'03", an arc length of 900.38 feet, and a chord bearing South 52°21'27" West, for 892.87 feet; thence South 39°31'26" West, for 1496.78 feet to the point of curvature of a curve concave to the Northwest; thence Southwesterly along the arc of said curve, having a radius of 1809.86 feet, a central angle of 51°42'45", an arc length of 1633.50 feet and a chord bearing South 65°22'49" West, for 1578.61 feet; thence North 88°45'49" West, a distance of 287.74 feet to the Point of Beginning; thence continue North 88°45'49" West, for 329.94 feet to a point on the East right-of-way line of Westshore Boulevard; thence along said right-of-way line of the following two courses; thence North 01°14'31" East for 50.00 feet; thence North 88°45'49" West, for 29.34 feet to a point on a curve concave to the East; thence along the former East right-of-way line of vacated Westshore Boulevard the following 2 courses: thence Northerly along the arc of said curve having a radius of 22,878.32 feet, a central angle of 00°16'41", an arc length of 111.03 feet and a chord bearing North 01°38'00" East, for 111.03 feet; thence North 01°46'20" East, for 219.26 feet; thence South 88°13'40" East, a distance of 14.00 feet to a point on the arc of a non-tangent curve concave to the Southeast a radial line of said curve through said point having a bearing of North 88°13'40" West; thence Northeasterly along the arc of said curve to the right , having a central angle of 28°49'15" and a radius of 446.00 feet for an arc distance of 224.35 feet to a point on the arc of non-tangent curve concave to the Northeast, a radial of 630.00 feet for an arc distance of 311.48 feet to a point on a non-tangent line; thence South 01°46'20" West, a distance of 489.36 feet to the Point of Beginning.

Parcel 2

Non-exclusive easements for the benefit of the above Parcels, as recited in Article VI of that certain Amended and Restated Development, Use and Reciprocal Easement Agreement recorded in Official Records Book 9227, page 556, of the Public Records of Hillsborough County, Florida and modified by First Amendment recorded in Official Records Book 10372, page 1 and Second Amendment recorded in Official Records Book 10372, page 7 and further modified by Release of Liens recorded in Official Records Book 10372, page 26 and modified by Release of Easement Rights recorded in Official Records Book 16455, page 336 and Release of Easement Rights recorded in Official Records Book 17689, Page 1895, of the Public Records of Hillsborough County, Florida.

Parcel 3

Non-exclusive access easements for the benefit of Parcel 1, as recited in Paragraph 6 of that certain Shopping Center Lease dated September 10, 1998, recorded in Official Records Book 9242, page 1058, and as recorded in Official Records Book 9535, page 1 of the Public Records of Hillsborough County, Florida including, but not limited to, the following:

i)   Non-exclusive use of the access road located on the property now owned by  Hillsborough County Aviation Authority and which runs within two hundred (200) feet of the western boundary line of the Restated Lease Premises and runs to the terminal complex;
ii)   Non-exclusive easements over and across those portions of Westshore Boulevard and Columbus Drive which are adjacent to the Restated Leased Premises and which are now owned by the Hillsborough County Aviation Authority.

Parcel 4

Non-exclusive easements for the benefit of Parcel 1, created in that certain Construction, Operation and Reciprocal Easement Agreement by and between Tampa Westshore Associates Limited Partnership, The Neiman Marcus Group, Inc., The May Department Stores Company, Mercantile Properties, Inc., The Joslin Dry Goods Company, and Nordstrom, Inc. dated as of November 1, 1999, recorded November 16, 1999 in Official Records Book 9922, page 1459, of the Public Records of Hillsborough County, Florida and amended by First Amendment to Construction, Operation and Reciprocal Easement Agreement recorded in Official Records Book 10753, Page 500.